Rule 10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings


Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
AZL Enhanced Bond Index Fund (AZ-CORE)
BlackRock Balanced Capital Portfolio (FI) ( BCS_F)
BlackRock Core Bond Portfolio (BR-CORE)
BlackRock Funds, BlackRock Global Long/Short Credit Fund (BR-GC) BlackRock Strategic Income Opportunities Portfolio (BR-SIP) BlackRock Total Return V.I. Portfolio (Ins - Var Ser) ( BVA-BF) BlackRock Total Return Portfolio (Ins - Series) ( BVA-TR) Transamerica Partners Core Bond Portfolio (DIA-CORE) Metropolitan Series Fund, Inc.- BlackRock Bond Income Portfolio (MET-BI)
Master Total Return Portfolio of Master Bond LLC (MF-BOND)
Bond Index Master Portfolio (MIP_AGG)
Curian / BlackRock Global Long Short Credit Fund (SMF_CC-GC) Transamerica Multi-Managed Balanced Portfolio (TA-CORE) Transamerica Multi-Managed Balanced Portfolio VP (TAP-CORE) Transamerica Partners Balanced Portfolio (TRANS-CORE)


The Offering
Key Characteristics (Complete ALL Fields)

Date of
Offering Commencement:
03-04-2014

Security Type:
BND/CORP

Issuer
AETNA INC (2044)

Selling Underwriter
MERRILL LYNCH, PIERCE, FENNER & SMI

Affiliated Underwriter(s)
[X] PNC Capital Markets LLC
[ ] Other:

List of Underwriter(s)
Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce,
Fenner
& Smith Incorporated, RBS Securities Inc.,U.S. Bancorp Investments, Inc., Citigroup Global Markets Inc. Barclays Capital
Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA),Inc., Morgan Stanley & Co. LLC, SunTrust Robinson Humphrey,Inc.,UBS Securities LLC, Wells
Fargo Securities, LLC, BNY Mellon Capital Markets, LLC, Fifth Third Securities,Inc.,HSBC Securities (USA) Inc.,PNC Capital Markets LLC


Transaction Details

Date of Purchase
03-04-2014

Purchase Price/Share
(per share / % of par)
$99.76
Total Commission,
Spread or Profit
0.875%

1.	Aggregate Principal Amount Purchased (a+b)
$30,000,000

a.	US Registered Funds
(Appendix attached with individual Fund/Client
purchase)
$12,124,000

b.	Other BlackRock Clients
$17,876,000

2.	Aggregate Principal Amount of Offering
$375,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.0800


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types
(see Definitions):
[X] U.S. Registered Public Offering   [Issuer must have 3 years
of continuous operations]
[ ] Eligible Rule 144A Offering   [Issuer must have 3 years of
continuous operations]
[ ] Eligible Municipal Securities   [Issuer must have 3 years of
continuous operations]
[ ] Eligible Foreign Offering   [Issuer must have 3 years of
continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[X] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[X] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Abhishek Anchal
Date: 03-04-2014

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date: 03-04-2014

Global Syndicate Team Member